Exhibit 23.3.2


                         Consent of Independent Auditors


We consent to the incorporation by reference in the registration statement on Form S-8 of AT&T Corp. of our report, dated March 9, 1999, relating to the combined balance sheets of Liberty/Ventures Group as of December 31, 1998 and 1997, and the related combined statements of operations and comprehensive earnings, equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the Current Report on Form 8-K of AT&T Corp., dated March 22, 1999.




                                  /s/   KPMG LLP


Denver, Colorado
September 28, 1999